EXHIBIT 10.16

Restricted Stock Agreement

Credo Argentarius, LLC ("Credo") rendered various consulting services, including providing background research, background checks and investigative and due diligence information on individuals and companies, and performed various administrative duties and clerical services, to Seafarer Exploration Corp. ("Seafarer") since 2008.

On August 8, 2013 Seafarer issued 600,000 shares of its restricted common stock (the "Shares") to Credo as payment for services rendered. The Shares were issued to Credo in book entry form.

The Shares were paid to offset the fact that the cash compensation that Seafarer had previously paid to Credo was not adequate to fully compensate Credo for the time and effort required to perform the consulting services. Additionally, Seafarer believes that Credo provided outstanding service to Seafarer and met or exceeded all expectations in performance of the consulting services. Therefore Seafarer also paid the Shares in order to show appreciation for Credo's willingness to provide services at below market rates of cash compensation and as an incentive and an inducement for Credo to continue to provide services to Seafarer. There was no previous billing for this amount by Credo.

Credo agreed to accept the 600,000 shares of Seafarer restricted common stock in lieu of receiving additional cash compensation for past consulting services that were provided to Seafarer.

Seafarer represents that the Shares issued under this Agreement were fully paid and non-assessable shares. There were no actions, proceedings or investigations pending or threatened which questioned the validity of the issuance of the Shares to Credo or any of the forgoing representations.

Credo provided all of the consulting services referenced in this Agreement as an independent contractor. Seafarer and Credo agree that this Agreement was effective and binding as of August 8, 2013.

Agreed to and Accepted,

Seafarer Exploration Corp.

By: /s/ Kyle Kennedy

Name:Kyle Kennedy
Title:Cheif ExecutiveOfficer

Credo Argentarius, LLC

By: Linda Kennedy

Name:Linda Kennedy
Title:Managing Member